Exhibit 99.1

Myomo Reports Fourth Quarter and Full Year 2022 Financial Results

Fourth quarter revenue was $4.0 million, up 2% sequentially

387 patients added to the pipeline in fourth quarter, up 75% compared with Q4 2021

Conference call begins at 10:00 a.m. Eastern time today

BOSTON (March 13, 2023) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months and full year ended December, 31, 2022.

Financial and operational highlights for the fourth quarter of 2022 include the following:

•
Product and total revenues were $4.0 million, up 2% sequentially and similar to the prior year quarter;
•
Revenue units were 101, up 16% sequentially and down 6% compared with the prior year quarter;
•
MyoPro® orders and insurance authorizations were received for 98 patients, down 6% compared with the prior year quarter;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 164 units, up 6% over the prior year quarter;
•
387 new candidates were added to the patient pipeline, up 75% compared with the fourth quarter of 2021;
•
There were 1,153 MyoPro candidates in the patient pipeline as of December 31, 2022, up 43% compared with December 31, 2021; when adjusted for re-sizing of the pipeline in 2023 (as described below), the pipeline was 794 patients as of December 31, 2022, an increase of 50% compared with December 31, 2021;
•
The direct billing channel represented 73% of revenue for the fourth quarters of both 2022 and 2021;
•
Gross margin was 65.0%, down 1,240 basis points from Q4 2021 and down 150 basis points sequentially; and,
•
Cost per pipeline add was $2,665, down 45% from the peak in the prior year quarter.

Management Commentary

“Based on the size of the backlog entering the fourth quarter and the patient pipeline earlier in 2022, fourth quarter revenue was in line with our expectations", stated Paul R. Gudonis, Myomo's chairman and chief executive officer. "Importantly, we achieved our key objective of significant pipeline growth, moreover with a 45% reduction in the cost per new candidate entering the patient pipeline. To accomplish this, we adjusted our marketing strategies earlier in the year to educate and attract prospective patients using TV advertising, and then fine-tuned the timing of our placements in the fourth quarter to minimize competition from holiday and election advertising. As a result, we had improved patient acquisition economics, much stronger year over year growth in the patient pipeline and a record number of candidates in the process to obtain insurance reimbursement for their MyoPro as we exited 2022. Entering 2023, we've modified how we determine our pipeline of candidates to include only those patients with insurance payers that have a history of reimbursement for the MyoPro.”

Financial Results

	For the Three Months Ended December 31,		Period- to-Period Change		For the Year Ended December 31,		Period- to-Period Change
	2022	2021	$	%	2022	2021	$	%
Product revenue	$4,041,526	$4,031,634	$9,892	-%	$14,555,229	$13,856,374	$698,855	5%
License revenue	-	-	-	N/M	1,000,000	-	1,000,000	N/M
Total revenue	4,041,526	4,031,634	9,892	0%	15,555,229	13,856,374	1,698,855	12%
Cost of revenue	1,413,916	909,175	504,741	56%	5,302,133	3,544,097	1,758,036	50%
Gross profit	$2,627,610	$3,122,459	$(494,849)	(16)%	$10,253,096	$10,312,277	$(59,181)	-%
Gross margin	65.0%	77.4%		(12.4)%	65.9%	74.4%		(8.5)%

Revenue for the fourth quarter of 2022 was $4.0 million, up slightly compared with the fourth quarter of 2021 and up 2% sequentially. Growth in revenue was driven by a higher average selling price (ASP), partially offset by a lower number of revenue units. Myomo recognized revenue on 101 MyoPro units in the fourth quarter of 2022, down 6% from the same quarter a year ago. Revenue for 2022 was $15.6 million, up 12%, compared with 2021. Excluding the partial joint venture license payment received in the first quarter of 2022, product revenue for 2022 of $14.6 million was up 5% compared with 2021.

Gross margin for the fourth quarter of 2022 was 65.0%, compared with 77.4% for the fourth quarter of 2021. The decrease was driven by higher product costs in the current inflationary environment, partially offset by a higher ASP. Gross margin for 2022 was 65.9%, compared with 74.4% for 2021.

Operating expenses for the fourth quarter of 2022 were $4.9 million, a decrease of 17%, compared with the fourth quarter of 2021. The decrease was driven primarily by lower product development expenses, lower incentive compensation costs and lower advertising expenses. Advertising costs of $1.0 million decreased 3% compared with the fourth quarter of 2021. Cost per pipeline add was $2,665, a decrease of 45%, compared with the fourth quarter of 2021. Operating expenses were $20.9 million for 2022, an increase of 2% over 2021.

Operating loss for the fourth quarter of 2022 was $2.2 million, compared with $2.7 million for the fourth quarter of 2021. Net loss attributable to common stockholders for the fourth quarter of 2022 was $2.2 million, or $0.29 per share, compared with net loss attributable to common stockholders of $3.4 million, or $0.52 per share, for the fourth quarter of 2021. Operating loss for 2022 was $10.7 million, compared with $10.3 million for 2021. Net loss attributable to common stockholders for 2022 was $10.7 million, or $1.52 per share, compared with net loss attributable to common stockholders of $11.0 million, or $1.89 per share, for 2021. Net loss attributable to common stockholders for the 2021 fourth quarter and full year includes a deemed dividend of $0.6 million on the discounting and repricing of certain warrants.

Adjusted EBITDA for the fourth quarter of 2022 was negative $1.9 million, compared with negative $2.4 million for the fourth quarter of 2021. Adjusted EBITDA was negative $9.3 million for 2022, compared with negative $9.0 million for 2021. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

In 2023, the Company is focusing on working with payers that have reimbursed for MyoPro's in the past, rather than expanding the payer base. The Company's analysis revealed that new payers generated less than 2% of the Company's 2022 revenues, yet consumed significant resources. As a result, the Company reduced its workforce by 12% in January 2023. This and other planned actions are expected to save approximately $2.0 million in 2023.

Further, the patient pipeline was re-focused in January on patients with insurance by payers that have reimbursed for the MyoPro in the past. Reflecting this change, the adjusted pipeline was 794 patients as of December 31, 2022, an increase of 50%, compared with 528 patients as of December 31, 2021. The Company expects these actions to have a minimal impact on 2023 revenues and to result in a higher authorization rate on a go-forward basis.

CMS Update

"We are preparing for a meeting with the DME MAC medical directors to discuss payment of the MyoPro for Medicare Part B patients and expect to submit our initial Medicare Part B claims as a direct provider before the end of the first quarter." continued Mr. Gudonis. "As we anticipated, CMS issued a public notice in January regarding its intention to propose a new rule that defines the scope of the Medicare Part B benefit for leg, arm, back and neck braces, as well as for newer technology devices. We expect that this new rule will address the request we made in June 2022 to change our benefit category from DME rental to a brace, or orthotic. We don't have any information regarding the timing for the publication of this proposed rule."

Business Outlook

“We expect first quarter 2023 product revenue to increase between 15% and 20% compared with the first quarter of 2022,” added Mr. Gudonis. “Given the strength of the patient pipeline entering 2023 - now only with reliable payers- we believe full-year product revenue growth of between 20% to 30% is attainable."

Cash Position and Silicon Valley Bank Update

Cash and cash equivalents as of December 31, 2022 were $5.3 million. Cash used in operating activities was $2.4 million for the fourth quarter of 2022 and $10.2 million for the full year 2022. In January 2023, the Company completed an offering of common stock and pre-funded warrants that generated net proceeds of approximately $5.7 million. The Company plans to reduce its cash burn in 2023 through a combination of revenue growth and the impact of the aforementioned actions.

On March 10, 2023, Silicon Valley Bank ("SVB") was placed under receivership with the Federal Deposit Insurance Corporation (the “FDIC”). The Company conducted its commercial banking through SVB. According to the FDIC, all depositors of SVB will have full access to their deposits on Monday morning, March 13, 2023.

Conference Call and Webcast Information

Myomo will hold a conference call today at 10:00 a.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until March 27, 2023 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 9026221.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted

EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for fourth quarter and 2023 revenue, savings from cost reduction actions in 2023, the timing of filing initial Medicare Part B claims and expectations for a lower cash burn in 2023, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
We have a history of operating losses and our financial statements for the period ended December 31, 2022 include disclosures regarding there being substantial doubt about our ability to continue as a going concern.
•
our ability to achieve reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;
•
the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;
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our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;
•
our marketing and commercialization efforts;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, and;
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission.

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)
Revenue
Product revenue	$4,041,526	$4,031,634	$14,555,229	$13,856,374
License revenue	—	—	1,000,000	—
	4,041,526	4,031,634	15,555,229	13,856,374

Cost of revenue	1,413,916	909,175	5,302,133	3,544,097
Gross profit	2,627,610	3,122,459	10,253,096	10,312,277
Operating expenses:
Research and development	499,674	787,627	2,482,489	2,557,367
Selling, general and administrative	4,357,287	5,040,562	18,442,811	18,022,975
	4,856,961	5,828,189	20,925,300	20,580,342

Loss from operations	(2,229,351)	(2,705,730)	(10,672,204)	(10,268,065)

Other (income) expense
Interest income	(40,748)	(191)	(88,731)	(1,612)
Other (income) expense, net	(14,540)	5,335	1,101	16,948
Loss on equity investment	16,652	-	66,511	-
	(38,636)	5,144	(21,119)	15,336
Loss before income taxes	(2,190,715)	(2,710,874)	(10,651,085)	(10,283,401)
Income tax expense (benefit)	(23,265)	22,324	69,937	88,928
Net loss	$(2,167,450)	$(2,733,198)	$(10,721,022)	$(10,372,329)
Deemed dividend on discounting and repricing of warrants	—	(639,953)	—	(639,953)
Net loss attributable to common stockholders	$(2,167,450)	$(3,373,151)	$(10,721,022)	$(11,012,282)

Weighted average number of common shares outstanding:
Basic and diluted	7,349,122	6,547,707	7,051,447	5,830,353
Net loss per share attributable to common stockholders
Basic and diluted	$(0.29)	$(0.52)	$(1.52)	$(1.89)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$5,345,967	$15,524,378
Accounts receivable, net	1,896,163	1,960,037
Inventories, net	1,399,865	808,308
Prepaid expenses and other current assets	573,462	799,164
Total Current Assets	9,215,457	19,091,887
Operating lease assets with right of use	508,743	632,906
Equipment, net	194,283	275,289
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	132,489	-
Other assets	111,034	95,330
Total Assets	$10,162,006	$20,095,412
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,179,362	3,910,639
Current operating lease liability	353,701	333,380
Income taxes payable	48,220	39,145
Deferred revenue	20,653	249
Total Current Liabilities	3,601,936	4,283,413
Deferred revenue, net of current portion	498	1,246
Non-current operating lease liability	200,207	401,622
Total Liabilities	3,802,641	4,686,281
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	775	687
Additional paid-in capital	95,105,071	93,537,807
Accumulated other comprehensive loss	43,227	(60,677)
Accumulated deficit	(88,783,244)	(78,062,222)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	6,359,365	15,409,131
Total Liabilities and Stockholders’ Equity	$10,162,006	$20,095,412

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,721,022)	$(10,372,329)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	192,799	145,995
Stock-based compensation	1,190,494	1,096,408
Bad debt expense	26,075	—
Loss on disposal of asset	—	202
Amortization of right-of-use assets	349,828	189,968
Loss on equity investment	66,511	—
Other non-cash charges	111,755	(19,929)
Changes in operating assets and liabilities:	—	—
Accounts receivable	47,445	(1,046,282)
Inventories	(607,400)	(118,222)
Prepaid expenses and other current assets	224,677	(323,644)
Other assets	(15,704)	—
Accounts payable and accrued expenses	(711,898)	1,113,235
Operating Lease Liabilities	(406,759)	(92,525)
Deferred revenue	19,657	(2,512)
Other liabilities	—	(118,060)
Net cash used in operating activities	(10,233,542)	(9,547,695)
CASH USED IN INVESTING ACTIVITIES	(310,793)	(326,462)
CASH PROVIDED BY FINANCING ACTIVITIES	376,858	13,167,666
Effect of foreign exchange rate changes on cash	(10,934)	(10,392)

Net (decrease) increase in cash, cash equivalents and restricted cash	(10,178,411)	3,283,117

Cash, cash equivalents and restricted cash, beginning of period	15,524,378	12,241,261

Cash, cash equivalents and restricted cash, end of period	$5,345,967	$15,524,378

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
GAAP net loss	$(2,167,450)	$(2,733,198)	$(10,721,022)	$(10,372,329)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	(40,748)	(191)	(88,731)	(1,612)
Depreciation expense	49,057	51,049	192,799	145,995
Stock-based compensation	273,369	265,362	1,190,494	1,096,408
Loss on investment in minority interest	16,652	—	66,511	—
Income tax expense (benefit)	(23,265)	22,324	69,937	88,928
Adjusted EBITDA	$(1,892,385)	$(2,394,654)	$(9,290,012)	$(9,042,610)

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